Exhibit 99.1

Jamba, Inc. Announces Comparable Store Sales for Second Quarter 2011

Comparable Store Sales Increase 4.3% for Company Stores and 2.9% System-Wide

EMERYVILLE, Calif., August 8, 2011 -- Jamba, Inc. (NASDAQ:JMBA) reported today preliminary comparable store sales for the second fiscal quarter ended July 12, 2011.

Company-owned comparable store sales(1) increased 4.3% for the quarter as compared to the prior year period, reflecting the Company’s third consecutive quarter of positive Company-owned comparable stores sales growth and sequential improvement in eight of the last nine quarters. System-wide comparable store sales(1) increased 2.9% for the quarter as compared to the prior year period and franchise-operated comparable store sales(1) increased 1.4% for the quarter, as compared to the prior year period.

“We are pleased with our second quarter sales performance. More effective marketing initiatives and the continued innovation of our menu offerings were impactful,” stated James D. White, chairman, president and CEO, Jamba, Inc. “We are establishing a business model, an organization and a roadmap that will lay the foundation to help drive accelerated growth well into the future.”

The Company will release second quarter earnings after the close of market and conduct a conference call to discuss financial results on August 16, 2011 at 5:00 p.m. ET. The earnings release will provide additional details on revenue and related reconciliations to reflect the impact of the Company’s refranchising initiative.

About Jamba, Inc.

Jamba, Inc. (NASDAQ:JMBA) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE(R) stores. Founded in 1990, Jamba Juice is a leading restaurant retailer of better-for-you food and beverage offerings, including great tasting fruit smoothies, juices, and teas, hot oatmeal made with organic steel cut oats, wraps, salads, sandwiches, and California Flatbreads(TM), and a variety of baked goods and snacks. As of July 12, 2011, Jamba Juice had 746 locations in the United States consisting of 436 franchise-operated stores, 310 Company-owned stores and six international stores. For the nearest location or a complete menu, visit the Jamba Juice website at www.jambajuice.com or call 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Footnote

(1)	Comparable store sales are calculated using sales of Jamba Juice stores open at least thirteen full fiscal periods. Company-owned comparable store sales percentages are based on sales from Company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees, which are included in our store base. System-wide sales percentages are based on sales by both Company-owned and franchise-operated stores, as reported by our franchisees, which are included in our store base. Company-owned stores that were sold in refranchising transactions are included in the stores base for each accounting period of the fiscal quarter to the extent the sale is consummated at least three days prior to the end of such accounting period, but only for the days such stores have been Company-owned. Thereafter, such stores are excluded from the store base until such stores have been franchise-operated for at least one full fiscal period, at which point such stores are included in the store base and compared to sales in the comparable period of the prior year. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and system-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in Company-owned comparable store sales, franchise operated comparable store sales and system-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba brand and, ultimately, the performance of the Company, the Company-owned stores, and the franchise-operated stores.

Contact:

Don Duffy

ICR

203-682-8200

investors@jambajuice.com